Exhibit 99.1

For immediate release:

CVBT announces it will begin U.S. FDA-authorized clinical trials in diabetic patients with open wounds.

Henderson, Nevada, September 19, 2005 – CardioVascular BioTherapeutics, Inc. (stock symbol: CVBT) announced today that their Investigational New Drug Application (“IND”) to the U.S. FDA has been allowed and the company is now authorized to commence its Phase I clinical trial in diabetic patients who have foot ulcers and/or open leg wounds. The company has chosen a clinical trial site in the Pittsburgh area that is an internationally recognized Center for the treatment of wounds.

The Principal Investigator in this first trial will be Dr. David Steed of the University of Pittsburgh, a vascular surgeon who was previously involved in clinical studies with a wound healing agent that subsequently received FDA approval.

The company is planning on testing two doses of its wound healing agent, Cardio Vascu-Grow™ for topical application. The principal purpose of this first study is to test the safety and tolerability of Cardio Vascu-Grow™ for topical application in the target patient population. Earlier animal studies by CVBT in diabetic mice with experimental wounds, showed that Cardio Vascu-Grow™ for topical application significantly improved the healing rate of the wounds when compared to control animals.

The annual treatment costs for diabetic wound healing and the healing of bed sores is in the $5-7 billion range, and it is estimated by the U.S. Healthcare Finance Administration that approximately 3 million patients a year suffer from wound healing problems.

Daniel Montano, President of CVBT, commented, “I believe therapeutic wound healing will be one of the largest medical segments in which Cardio Vascu-Grow™ may be utilized. This is a significant and growing health care problem as the world population ages, and I believe our wound healing candidate will prove superior to current treatments for wound healing.”

This will mark the third IND application that has been allowed by the FDA for Cardio Vascu-Grow™. The first two clinical studies involved the use of Cardio Vascu-Grow™ as a treatment for no-option heart patients and those studies are currently ongoing at 6 Medical Centers across the U.S.

CVBT is a biopharmaceutical company focused on the treatment of a broad range of cardiovascular diseases that are characterized by poor perfusion of tissues. Cardio Vascu-Grow™ is a potent stimulator of angiogenesis, or new blood vessel growth and animal experiments indicate it may have widespread utility in a number of additional diseases characterized by poor blood perfusion, including stroke and peripheral vascular disease of the legs.

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CardioVascular BioTherapeutics, Inc. (stock symbol: CVBT) is a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular diseases where the growth of new blood vessels can improve the outcome for patients with these diseases. Its drug candidate, Cardio Vascu-GrowTM, is designed to facilitate the growth of new blood vessels in the heart and other tissues with an impaired vascular system.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of Cardio Vascu-Grow™, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the Company’s most recent documents filed with the Securities and Exchange Commission.

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Cardio Vascu-GrowTM is a trademark of CardioVascular BioTherapeutics, Inc.

Investor Relations Contact:

CardioVascular BioTherapeutics, Inc.

investorrelations@cvbt.com

or

Investor Awareness, Inc.

Tony Schor

847-945-2222

www.investorawareness.com